Exhibit 10.3

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 13, 2020 (the “Second Amendment Date”), is by and among METUCHEN PHARMACEUTICALS LLC, a Delaware limited liability company (“Metuchen”), Pos-T-Vac, LLC, a Delaware limited liability company (“PTV”), and Timm Medical Technologies, Inc., a Delaware corporation (“Timm”, and together with Metuchen and PTV, collectively, jointly and severally, the “Borrower”), the several banks and other financial institutions or entities party hereto as lenders (collectively, referred to as “Lender”) and HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent and collateral agent for itself and Lender (in such capacity, the “Agent”).

WHEREAS, Borrower, Lender and the Agent are parties to a certain Loan and Security Agreement, dated as of September 30, 2016, as amended by that certain First Amendment to Loan and Security Agreement dated November 22, 2017 (as the same may from time to time be further amended, modified or supplemented in accordance with its terms, the “Loan Agreement”); and

WHEREAS, in accordance with Section 11.3 of the Loan Agreement, Borrower, Lender and the Agent desire to amend the Loan Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements contained in the Loan Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Defined Terms. Terms not otherwise defined herein which are defined in the Loan Agreement shall have the same respective meanings herein as therein.

2.       Outstanding Principal Amount. Borrower, Lender and Agent acknowledge and agree that as of the Second Amendment Date, the outstanding principal balance of the Term Loan Advances under the Loan Agreement is $10,664,003.06, and that any previously accrued PIK Interest has been capitalized and included in such amount.

3.       Amendments to Loan Agreement. Subject to the satisfaction of the conditions set forth in Section 5 of this Amendment, as of the Second Amendment Date, the Loan Agreement is hereby amended as follows:

(a)       The Loan Agreement shall be amended by inserting the following new definitions to appear alphabetically in Section 1.1 thereof:

“Amortization Date II” means May 1, 2020.

“End of Term Charge I” shall have the meaning assigned to such term in Section 2.6.

“End of Term Charge II” shall have the meaning assigned to such term in Section 2.6.

“Financing Milestone I” shall have the meaning assigned to such term in Section 8.1.

“Financing Milestone II” means (i) no default or Event of Default shall have occurred and be continuing and (ii) Borrower shall have received, after March 31, 2020 and on or prior to September 30, 2020, unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds in an aggregate amount of at least $20,000,000, which proceeds shall be immediately deposited in a Deposit Account or Investment Account of Borrower subject to an Account Control Agreement in favor of Agent, from (A) the sale of equity interests of Metuchen and/or Subordinated Indebtedness (inclusive of amounts raised to satisfy Financing Milestone I) and (B) a merger, acquisition or similar transaction involving Borrower.

“Net Revenue” means the net revenue earned by Borrower and its Subsidiaries in accordance with GAAP, and excluding (i) returns, (ii) coupon redemptions, (iii) contract rebates, (iv) Medicaid rebates, (v) Medicare rebates, (vi) chargebacks, (vii) cash discounts, and (vii) distribution service fees.

“Second Amendment” means that Second Amendment to Loan and Security Agreement dated the Second Amendment Date by and among Borrower, Lender and Agent.

“Second Amendment Date” means April 13, 2020.

(b)       The Loan Agreement shall be amended by amending and restating the following definitions in Section 1.1 thereof to read as follows:

“EBITDA” means with respect to Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Net Income, plus (ii) Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) nonrecurring cash fees, costs and expenses incurred in connection with the closing of the Transactions (including fees and expenses paid pursuant to and in connection with the closing of the transactions contemplated by this Agreement), but only to the extent included in Net Income.

“Term Loan Cash Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in the Wall Street Journal plus 11.50% minus 4.25% and (ii) 11.50%.

“Term Loan Maturity Date” means April 1, 2021, provided that, if Borrower shall have achieved Financial Milestone II, then the Term Loan Maturity Date shall be extended to December 1, 2021.

“Term Loan PIK Interest Rate” means (i) prior to the Second Amendment Date, 1.35%; and (ii) on and after the Second Amendment Date, 0.00%.

(c)       The Loan Agreement shall be amended by amending and restating the second sentence of Section 2.2(d) in its entirety, and inserting in lieu thereof the following:

“Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date (excluding all accrued PIK Interest added to such principal balance prior to such date), in equal monthly installments of principal and interest (mortgage style) based on a 36-month amortization period (the “Monthly Installments”) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Second Amendment Date. Commencing on the Second Amendment Date, Borrower shall repay the remaining Term Loan principal balance (including all accrued PIK Interest added to such principal balance as of the Second Amendment Date) in equal monthly installments of principal and interest (mortgage style) based on a 20-month amortization period (the “Monthly Installments”) beginning on Amortization Date II and continuing on the first Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid (which for the avoidance of doubt, may include a bullet payment of the remaining outstanding principal balance (including all accrued PIK Interest added to the principal balance) on the Term Loan Maturity Date).”

(d)       The Loan Agreement shall be amended by amending and restating the first sentence of Section 2.5 thereof (Prepayment) in its entirety, and inserting in lieu thereof the following:

“2.5      Prepayment. From time to time, and at any time, Borrower may, at its option upon at least seven (7) Business Days prior notice to the Agent, prepay all or any portion of the outstanding Advances (including, for the avoidance of doubt, any PIK Interest added to principal pursuant to Section 2.2(c)(ii)) by paying the principal balance being prepaid, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the principal amount of the Term Loan Advance being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.00%; after twelve (12) months but prior to twenty four (24) months, 2.00%; and after twenty-four (24) months but prior to the Term Loan Maturity Date, 0.00% (each, a “Prepayment Charge”).

(f)       The Loan Agreement shall be amended by amending and restating Section 2.6 thereof (End of Term Charge) in its entirety, and inserting in lieu thereof the following:

“2.6      End of Term Charge.

(a)       On the earliest to occur of (i) October 1, 2020, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $534,375.00 (the “End of Term Charge I”).

(b)       On the earliest to occur of (i) February 1, 2021, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $534,375.00 (the “End of Term Charge II” and, together with the End of Term Charge I, the “End of Term Charge”). Notwithstanding the required payment date of such charge, (i) $787,500.00 of the End of Term Charge shall be deemed earned by Lender as of the Closing Date and (ii) $281,250.00 of the End of Term Charge shall be deemed earned by Lender as of the First Amendment Date.”

(g)       The Loan Agreement shall be amended by adding the following new Section 2.9 after Section 2.8:

“2.9     Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Second Amendment Date. The Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of the Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of the Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between the Lender and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that their agreement to pay each of the Prepayment Charge and the End of Term Charge to the Lender as herein described was on the Second Amendment Date and continues to be a material inducement to the Lender to provide the Term Loan.”

(h)       The Loan Agreement shall be amended by amending and restating Section 8 to read as follows:

“SECTION 8. FINANCIAL COVENANTS.

8.1       Minimum Financing. Borrower shall have received, after March 31, 2020 and prior to April 30, 2020, unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds in an aggregate amount of at least $3,000,000, which proceeds shall be immediately deposited in a Deposit Account of Borrower subject to an Account Control Agreement in favor of Agent, from the sale of equity interests of Metuchen and/or Subordinated Indebtedness (inclusive of amounts raised to satisfy the condition precedent set forth in Section 5(a) of the Second Amendment), subject to verification by Agent (including supporting documentation requested by Agent) (“Financing Milestone I”).

8.2       Minimum Cash. Borrower shall be required to maintain unrestricted Cash in a Deposit Account or Investment Account subject to an Account Control Agreement in favor of Agent, at all times during the applicable “Minimum Cash Covenant Period” set forth in the schedule below, subject to Borrower’s achievement of the “Minimum Net Revenue” and “Minimum EBITDA” for the applicable Test Period, in the following amounts: (i) if Borrower fails to achieve both the Minimum Net Revenue and Minimum EBITDA for a given Test Period, an amount greater than or equal to 100% of the Secured Obligations then outstanding during such Minimum Cash Covenant Period; (ii) if Borrower achieves either the Minimum Net Revenue or Minimum EBITDA for a given Test Period, an amount greater than or equal to 50% of the Secured Obligations then outstanding during such Minimum Cash Covenant Period; and (iii) if Borrower achieves both the Minimum Net Revenue and Minimum EBITDA for a given Test Period, $0.

Test Period	Minimum Net Revenue	Minimum EBITDA	Minimum Cash Covenant Period
Three-month period ended June 30, 2020	$3,813,000	$(1,343,000)	August 1, 2020 through September 30, 2020
Six-month period ended September 30, 2020	$8,572,000	$(2,936,000)	October 1, 2020 through December 31, 2020
Six-month period ended December 31, 2020	$10,244,000	$(2,563,000)	January 1, 2021 through March 31, 2021
Six-month period ended March 31, 2021	$10,098,000	$(1,599,000)	April 1, 2021 through June 30, 2021
Six-month period ended June 30, 2021	$11,259,000	$(867,000)	July 1, 2021 through September 30, 2021
Six-month period ended September 30, 2021	$12,125,000	$(47,000)	October 1, 2021 through December 31, 2021

Notwithstanding the foregoing, the effective date of the minimum cash covenant set forth in this Section 8.2 may be extended by Agent, in its sole discretion, from August 1, 2020 to September 1, 2020, subject to Borrower’s satisfactory progress toward achieving Financial Milestone II; and provided further, such date may be further extended to November 1, 2020 upon Borrower’s achievement of Financial Milestone II.

Borrower shall provide Agent evidence of compliance with the financial covenant under this Section 8.2 upon request in form and substance reasonably acceptable to Agent and supporting documentation requested by Agent.

4.       Waiver. Borrower has requested that Lender waive the following Events of Default that have occurred under the Loan Agreement through March 31, 2020: (a) Borrower’s failure to furnish Agent with unqualified audited financial statements as of the end of the 2018 fiscal year within 150 days after the end of such fiscal year pursuant to Section 7.1(c) of the Loan Agreement, (b) Borrower’s failure to comply with the applicable Fixed Charge Coverage Ratio for the fiscal quarters ending December 31, 2017, June 30, 2019, September 30, 2019 and December 31, 2019 pursuant to Section 8.2 of the Loan Agreement (prior to giving effect to the Second Amendment), (c) Borrower’s failure to comply with the trailing six months minimum EBITDA requirement for each of the quarters ending December 31, 2018, March 31, 2019, June 30, 2019, September 30, 2019 and December 31, 2019 pursuant to Section 8.2 of the Loan Agreement (prior to giving effect to the Second Amendment) and (d) Borrower’s failure to have Control Agreements in favor of Agent for all of its Deposit Accounts, other than Excluded Accounts pursuant to Section 7.13 of the Loan Agreement (collectively, the “Existing Events of Default”). Subject to the terms and conditions of this Amendment, Lender hereby waives the Existing Events of Default. The foregoing waiver shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver, or modification of any other term or condition of the Loan Agreement or of any Loan Documents or to prejudice any right or remedy which Lender may now have or may have in the future under or in connection with the Loan Documents; (b) to be a consent to any future consent or modification, forbearance, or waiver to the Loan Agreement or any other Loan Document, or to any waiver of any of the provisions thereof; or (c) to limit or impair Lender’s right to demand strict performance of all terms and covenants of the Loan Agreement as of any date.

5.       Conditions to Effectiveness. Borrower, Lender and the Agent agree that this Amendment shall become effective upon the satisfaction of the following conditions precedent, each in for m and substance satisfactory to the Agent:

(a)       Borrower shall have received after March 31, 2020 and prior to April 13, 2020, unrestricted (including not subject to any clawback, redemption, escrow or similar contractual restriction) net cash proceeds of at least $2,000,000 from the sale by Borrower of equity securities of Metuchen and/or Subordinated Indebtedness, which condition Agent confirms Borrower has satisfied as of April 1, 2020;

(b)       The Agent and Lender shall have received a fully-executed counterpart of this Amendment signed by Borrower;

(c)       Borrower shall have paid to the Agent, for the account of Lender, a fee (the “Second Amendment Facility Charge”) of Fifty Thousand Dollars ($50,000.00). The Second Amendment Facility Charge shall be deemed earned on the effective date of this Amendment; and

(d)       The Agent shall have received payment for all reasonable and documented fees and expenses incurred by Lender and the Agent in connection with this Amendment, including, but not limited to, all legal fees and expenses, payable pursuant to Section 11.11 of the Loan Agreement.

6.       Representations and Warranties. Borrower hereby represents and warrants to Lender and the Agent as follows:

(a)       Representations and Warranties in the Agreement. The representations and warranties of Borrower set forth in Section 5 of the Loan Agreement are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects on and as of such earlier date.

(b)       Authority, Etc. The execution and delivery by Borrower of this Amendment and the performance by Borrower of all of its agreements and obligations under the Loan Agreement and the other Loan Documents, as amended hereby, are within the limited liability company authority of Borrower and have been duly authorized by all necessary limited liability company action on the part of Borrower. With respect to Borrower, the execution and delivery by Borrower of this Amendment does not and will not require any registration with, consent or approval of, or notice to any Person (including any governmental authority).

(c)       Enforceability of Obligations. This Amendment, the Loan Agreement and the other Loan Documents, as amended hereby, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, general equitable principles or other laws relating to or affecting generally the enforcement of, creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(d)       No Default. Immediately after giving effect to this Amendment (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default, and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

(e)       Event of Default. By its signature below, Borrower hereby agrees that it shall constitute an Event of Default if any representation or warranty made herein should be false or misleading in any material respect when made.

7.       Reaffirmations. All of the terms and conditions of the Loan Agreement and the other Loan Documents as amended hereby remain in full force and effect. Nothing contained in this Amendment shall in any way prejudice, impair or effect any rights or remedies of Lender or the Agent under the Loan Agreement and the other Loan Documents. Except as specifically amended hereby, Borrower hereby ratifies, confirms, and reaffirms all covenants contained in the Loan Agreement and the other Loan Documents. The Loan Agreement, together with this Amendment, shall be read and construed as a single agreement. All references in the Loan Documents to the Loan Agreement or any other Loan Document shall hereafter refer to the Loan Agreement or such other Loan Document as amended hereby.

8.       Release. In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby fully, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Loan and Security Agreement, or any of the other Loan Documents or transactions thereunder or related thereto. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

9.       Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.

10.     Miscellaneous.

(a)       THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE s STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

(b)       The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

(c)       This Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(d)       Any determination that any provision of this Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Amendment.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, Borrower, Lender and the Agent have duly executed and delivered this Amendment as of the day and year first above written.

BORROWER:

METUCHEN PHARMACEUTICALS LLC

Signature:	/s/ J. Gregory Ford

Print Name:	J. Gregory Ford

Title:	President and CEO

POS-T-VAC, LLC

Signature:	/s/ J. Gregory Ford

Print Name:	J. Gregory Ford

Title:	President and CEO

TIMM MEDICAL TECHNOLOGIES, INC.

Signature:	/s/ J. Gregory Ford

Print Name:	J. Gregory Ford

Title:	President and CEO

Accepted in Palo Alto, California:
AGENT:

HERCULES CAPITAL, INC.

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Associate General Counsel

LENDER:

HERCULES FUNDING II, LLC

Signature:	/s/ Jennifer Choe

Print Name:	Jennifer Choe

Title:	Associate General Counsel